THE OHIO ART COMPANY


                NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                        TO BE HELD MAY 7, 1996
                        ----------------------

                                                          Bryan, Ohio
                                                         April 10, 1996


To the Shareholders of
   The Ohio Art Company

     NOTICE IS HEREBY GIVEN that the annual meeting of the shareholders of THE OHIO ART COMPANY will be held at the Sycamore Hills Golf Club, 11836 Covington Road, Fort Wayne, Indiana, on Tuesday, May 7, 1996 at 10:00 AM local time for the following purposes:

     1.  To elect three directors to serve for a term of two years.

     2. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Only shareholders of record at the close of business on March 28, 1996 are entitled to notice of and to vote at the meeting.



                                                 William C. Killgallon
                                                 Chairman of the Board



                               IMPORTANT

WHETHER YOU OWN FEW OR MANY SHARES, IT IS IMPORTANT THAT YOUR STOCK BE REPRESENTED AT THIS MEETING; THEREFORE, PLEASE FILL IN, DATE, AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE. NO STAMP IS NECESSARY IF MAILED IN THE U.S.

                           THE OHIO ART COMPANY
                              One Toy Street
                              Bryan, OH 43506
                              ---------------
                              PROXY STATEMENT
                              ---------------
                Annual Meeting of Shareholders, May 7, 1996

     The accompanying proxy is solicited on behalf of the Board of Directors for use at the annual meeting of shareholders to be held on May 7, 1996. The proxy and this proxy statement are being mailed to shareholders on or about April 10, 1996. The expense of this solicitation is to be borne by the Company, and the Company may also reimburse persons holding shares in their names or in the names of their nominees for their reasonable expenses in sending proxies and proxy material to their principals.

     Unless authority is withheld, proxies in the accompanying form which are properly executed and duly returned to the Company will be voted at the meeting. Each proxy granted is revocable and may be revoked either by executing a later dated proxy or by giving notice to the Company in writing or in open meeting before any vote is taken.

     Abstentions will be treated as votes cast on a particular matter as well as shares present for purposes of establishing a quorum. Where nominee record holders do not vote on specific issues because they did not receive specific instructions on those issues from the beneficial owners of the shares (broker "non-votes"), those broker non-votes will not be treated as either votes cast or shares present or represented for purposes of establishing a quorum.

     As of March 28, 1996, the record date, the Company had outstanding and entitled to vote at the meeting or at any adjournments thereof 470,761 shares of Common Stock. Each shareholder of record on the record date is entitled to one vote for each share held.


          INFORMATION WITH RESPECT TO DIRECTORS AND NOMINEES

     The Board of Directors of the Company is divided into two classes, with one class being elected each year for a two-year term. The Company's Code of Regulations provides that the Board of Directors shall consist of seven directors or such other number as may be fixed at a meeting of shareholders. Shareholders are being asked to elect three directors to serve for a term of two years or until their respective successors are elected and qualified. Proxies given to the Board of Directors will be voted in accordance with the direction of the shareholders.

It is expected that shares held by the Killgallon Family (as defined below) will be voted to elect the three nominees set forth in the following tabulation. Directors will be elected by a plurality of the votes cast by the shareholders present in person or by proxy and entitled to vote at the meeting.

     If any nominee named herein shall be unable to serve, the proxies will be voted for a substitute nominee and for the other nominees. The Company has no reason to believe that any listed nominee will be unable to serve.
                              Position with the Company
                            or Other Principal Occupation       Director
    Name and Age                and Other Directorships          Since
    ------------            -----------------------------       --------
                      NOMINEES TO SERVE UNTIL 1998

Neil H. Borden, Jr. (64)......Professor of Business               1988
                              Administration, Darden Graduate
                              School of Business Administration,
                              University of Virginia, 1963 to
                              present.

William C. Killgallon (57)....Chairman of the Board since June    1965
                              1989, President 1978-1989.  Also
                              Director of Columbia Ventures.

Wayne E. Shaffer (73).........Of Counsel, Newcomer Shaffer         --
                              Bird & Spangler (a law firm).


                 DIRECTORS CONTINUING TO SERVE UNTIL 1997

W. C. Killgallon (83).........Chairman, Executive Committee       1955
                              of the Board and Consultant to
                              the Company.

Martin L. Killgallon II (48)..President since June 1989;          1981
                              Executive Vice President 1987
                              to 1989; Senior Vice President
                              Marketing 1983 to 1987.

E. J. Wright (70).............Financial Consultant since 1980;    1974
                              Chairman and President, The
                              Huntington National Bank, Toledo
                              Office, prior thereto.

Frank L. Gallucci  (71).......Senior Partner/President of         1995
                              Gallucci, Hopkins & Theisen (a law
                              firm).  Previously served as a
                              director for Lincoln Bank/Norwest
                              Bank from 1976 to 1993.

W. C. Killgallon is the father of William C. Killgallon and Martin
L. Killgallon, II. The Messrs. Killgallon are "control" persons at the Company, as such term is defined by regulations of the Securities and Exchange Commission.


                SECURITIES BENEFICIALLY OWNED BY PRINCIPAL
                       SHAREHOLDERS AND MANAGEMENT

     Under regulations of the Securities and Exchange Commission, persons who have power to vote or dispose of shares of the Company, either alone or jointly with others, are deemed to be beneficial owners of such shares.

     Set forth in the following table are the beneficial holdings on the basis described above as of March 28, 1996 of: (a) each person known by the Company to own beneficially more than 5% of its outstanding stock,
(b) directors or nominees not listed in (a), and (c) officers and directors as a group, the owners in each case having the sole voting and investment power, except as otherwise noted.

                                                                   % OF
              NAME                           SHARES                CLASS
    -----------------------                  ------                -----
(a) W. C. Killgallon* ....................   47,431 (1)(2)         10.1%
    P.O. Box 111
    Bryan, Ohio 43506

    William C. Killgallon* ...............  132,244 (1)(2)(3)(4)   28.1%
    P.O. Box 111
    Bryan, Ohio 43506

    Martin L. Killgallon,II* .............  152,192 (1)(2)(4)(5)   32.3%
    P.O. Box 111
    Bryan, Ohio 43506

    Ruth K. Gilbert ......................   24,446 (1)(6)          5.2%
    P.O. Box 111
    Bryan, Ohio 43506

    Katherine K. Michelsen ...............   23,749 (1)(8)          5.0%
    P.O. Box 111
    Bryan, Ohio 43506

    William C. Killgallon and Martin
    L. Killgallon,II as Trustees of
    the Company's Employee Stock
    Ownership Plan .......................   48,489 (4)            10.3%
    P.O. Box 111
    Bryan, Ohio 43506

                                                                   % OF
              NAME                           SHARES                CLASS
    -----------------------                  ------                -----
(b) Neil H. Borden, Jr ...................      300                   **
    Wayne E. Shaffer .....................        0
    E. J. Wright .........................      600                   **
    Frank L. Gallucci ....................      500                   **

(c) Officers and Directors as a Group ....  279,728 (7)
    (12 Persons)

 *  A director
**  Less than 1%

(1) W. C. Killgallon is the father of William C. Killgallon, Martin L. Killgallon,II, Ruth K. Gilbert, and Katherine K. Michelsen. The total number of shares beneficially owned by members of the Killgallon Family listed above and their spouses and children (the "Killgallon Family"), excluding duplications, is 298,490 or approximately 63% of the number outstanding. Beneficial ownership of shares held by spouses and children is disclaimed.

(2) Includes 3,200 shares held by the Killgallon Foundation, of which
    W. C. Killgallon, William C. Killgallon, and Martin L. Killgallon,II are officers and directors, and as to which beneficial ownership is disclaimed.

(3) Includes 5,650 shares held for children of William C. Killgallon, as to which beneficial ownership is disclaimed, but does not include 1,525 shares owned by his wife or 28,100 shares held by his wife as trustee for the benefit of children. Also includes 13,577 shares held in a revocable trust for the benefit of Ruth K. Gilbert. William C. Killgallon is a trustee of this trust and disclaims any beneficial ownership to the shares held by the trust.

(4) Includes 48,489 shares which reflect allocated and unallocated shares held in the ESOP (as defined below) as to which William C. Killgallon and Martin L. Killgallon,II, as trustees and members of the ESOP's Plan Committee have shared investment power. Of these 48,489 shares, 10,869 shares reflect shares that have not been allocated to participants' accounts and to which William C. Killgallon and Martin L. Killgallon,II, as trustees and members of the Plan Committee have shared voting power. Of the 37,620 allocated shares, 2,672 and 2,586 shares have been allocated to the accounts of William C. Killgallon and Martin L. Killgallon,II, respectively, as to which they have sole voting power. Messrs. Killgallon have no voting power with respect to the remaining 32,362 shares in the ESOP.

    Messrs. Killgallon disclaim beneficial ownership of all the shares held in the ESOP other than those allocated to their respective accounts.

(5) Includes 24,005 shares held for children of Martin L. Killgallon,II as to which beneficial ownership is disclaimed, but does not include 500 shares owned by his wife.

(6) Includes 13,577 shares held in trust as described in Note 3 above. Includes 22 shares in an IRA. Includes 10,847 shares held for a child as to which beneficial ownership is disclaimed.

(7) Includes shares held by directors in (a) and (b) above, but excludes duplications.

(8) Includes 10,152 shares held for children as to which beneficial ownership is disclaimed.


                   COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth the annual compensation for the Company's Chief Executive Officer and the four highest paid executive officers, as well as the total compensation paid to each individual for the Company's two previous fiscal years:

                                           ANNUAL COMPENSATION
                               ----------------------------------------
     NAME AND                                          (a)
PRINCIPAL POSITION             YEAR      SALARY       BONUS       OTHER
                               ----     --------     --------     -----
William C. Killgallon          1995     $224,375     $103,000      (b)
Chairman of the Board          1994      220,579       25,000
                               1993      219,892        -0-

Martin L. Killgallon, II       1995      224,375      103,000      (b)
President                      1994      220,579       25,000
                               1993      217,702        -0-

L. T. Wilson                   1995       76,551       50,000      (b)
V.P.-Diversified Product       1994       71,651       15,000
                               1993       71,300        -0-

P. R. McCusty                  1995       66,909       40,000      (b)
V.P.-Finance                   1994       64,631       13,000
                               1993       60,400        -0-

C. G. Dahl                     1995       90,314       15,000      (b)
V.P.-Marketing                 1994       88,863       11,000
                               1993       88,470        -0-

(a) The bonus figure represents cash bonus for the fiscal year in which it was earned.

(b) In 1995, Executive Officers received certain benefits, the incremental cost of which was, in each case, less than the lesser of $50,000 or 10% of cash remuneration.

     For the year ended December 31, 1995, 230 shares were reallocated to all participants under the ESOP, of which 11 shares were allocated to William C. Killgallon, 10 shares to Martin L. Killgallon,II, 7 shares to C. G. Dahl, 7 shares to L. T. Wilson, and 6 shares to P. R. McCusty. As of March 28, 1996, the closing price per share on the American Stock Exchange was 49. The value of these shares is not included in compensation above.

                   COMPENSATION COMMITTEE REPORT

     The Compensation Committee of the Board of Directors of the Company has furnished the following report on executive compensation:

     The fundamental philosophy of the Company's compensation program is to offer competitive compensation opportunities for all employees, based primarily on the individual employee's personal performance relative to their area of responsibility and the contribution to the short- and long-term strategic objectives of the Company. The philosophy is further driven by the concept of paying minimal annual inflationary increases and, instead, rewarding the employee through a generous incentive program when the Company is profitable.

     The compensation of the executive officers of the Company and its subsidiaries, and those employees drawing over $75,000 per year is reviewed and established annually by the Compensation Committee of the Board of Directors (the "Committee"), which is comprised entirely of non-employee directors.

     The foundation of the Company's executive compensation program is based upon the promotion of the Company's short- and long-term business objectives, the creation of a performance-oriented environment, and the enhancement of shareholder value through the greatest achievable profitability.

     The elements of the Company's executive compensation program are:
          - Base salary compensation
          - Annual incentive compensation

     Base salary compensation is intended to compensate the executive officers at a level commensurate with their responsibilities and contribution to the short- and long-term objectives of the Company. The Committee further takes into account the local and general economic conditions, future business prospects, and length of employment with the Company.

     Annual incentive compensation is purely short-term performance based, and is comprised of the Company's Cash Bonus Incentive Plan and the ESOP Profit Sharing Plan. These plans provide annual incentive awards, payable in cash and the Company's common stock, respectively, based upon the profitability of the Company and other considerations.

     In its annual review of executive officer 1995 compensation, based on the fiscal year 1994, the Committee considered the level of base salary and bonus of the Company's Chief Executive Officer, William C. Killgallon, and Chief Operating Officer, Martin L. Killgallon,II, in light of the Company's overall performance in 1994, and the performance of the CEO and COO relative to the long-term objectives of the Company. Historically, the Committee took into account the success of the Company in meeting its financial performance objectives for the prior year and the CEO's and COO's length of service to the Company.


     The foregoing report is submitted by the members of the Company's Compensation Committee.
                             Earl J. Wright
                           Neil H. Borden, Jr.

                         STOCK PERFORMANCE GRAPH

     The following graph sets forth the cumulative total shareholder return, assuming reinvestment of dividends, to the shareholders of the Company (OAR) during the five-year period ended December 31, 1995, as well as an overall stock market index (The Russell 2000 Index) and the Company's peer group index (Value Line's Toys and School Supplies
Industry):

Year               OAR           Russell 2000        Peer Group
- ----            ---------        ------------        ----------
1990              $100.00             $100.00           $100.00

1991               140.48              146.05            176.23

1992               324.06              172.94            186.60

1993               164.02              205.64            188.96

1994               187.76              201.56            185.10

1995               336.61              258.89            249.68

     The Company maintains defined benefit qualified retirement plans applicable to employees of the Company and its subsidiaries, providing a pension based on compensation and years of service.

     Set forth below are estimated annual benefits payable for the lifetime of a participant who is in both of the Company's defined benefit plans on retirement at age 65 in the remuneration and service class specified. Plan beneficiaries may elect actuarially equivalent benefits including lump sum benefits under one plan.

              ESTIMATED ANNUAL RETIREMENT BENEFITS (1)
                                  Years of Service at Retirement (2)
     Average                 ------------------------------------------
  Compensation (3)              10          20          25         30
  ---------------            -------     -------     -------    -------
    $100,000 ............... $13,800     $27,300     $34,000    $40,700
     150,000 ...............  20,000      39,600      49,400     59,200
     200,000 ...............  26,100      51,900      64,800     77,600
     250,000 ...............  32,300      64,200      80,100     96,100
     300,000 ...............  38,400      76,500      95,600    114,500
     350,000 ...............  44,600      88,800     110,900    133,000


(1) One plan was amended on March 13, 1992 to comply with Tax Reform Act of 1986. Individuals' benefits are never less than the benefits based on the provisions of the plan prior to amendment, determined as of March 31, 1992, or, for certain highly compensated employees, as of December 30, 1989.

(2) Benefits will vary slightly between individuals because benefit rate increases under one plan apply only to service after the effective date of the increase. Benefits shown include the maximum benefit payable for retirements during 1996 under this plan.

(3) Under one plan, based on the average of the highest five consecutive years of the ten years prior to retirement. The Internal Revenue Code limits the amount of annual compensation that may be taken into account in determining an individual's benefit accrued under a qualified retirement plan. The current maximum amount of annual compensation is $150,000, and this limit is expected to be adjusted annually to reflect cost-of-living increases.

     The years of credited service for participants listed in the remuneration table are William C. Killgallon 27 years, Martin L.
Killgallon,II, 17 years, C. G. Dahl 12 years, P. R. McCusty 12 years, and L. T. Wilson 21 years.

Although current IRS regulations limit compensation that may be taken into account in determining an individual's pension to $150,000 per year retroactively, the Company has a non-qualified supplemental pension plan which will make up the difference between actual compensation and the IRS limitation. The plan covers four of the five individuals listed under Compensation of Executive Officers. Based on the supplemental plan, the current covered compensation for each of the above individuals is William C. Killgallon $292,915, Martin L. Killgallon,II $280,957, C.
G. Dahl $161,219, and L. T. Wilson $136,095.

                   EMPLOYEE STOCK OWNERSHIP PLAN

     Under the Company's Employee Stock Ownership Plan (the "ESOP") all salaried and nonunion hourly paid employees of the Company and certain of its subsidiaries who have attained age 21 and completed one year of service are participants in the ESOP. As of the end of each tax year, the Company may contribute a discretionary amount to the ESOP to be determined by the Board of Directors. The contribution may be made in cash or Company Common Stock and the trustees or the Company may borrow funds to purchase Company Common Stock for the ESOP. The Company's contribution to the ESOP for each year is allocated to the accounts of participants who are employed by the Company on the last day of the year or who have retired at normal retirement or died during the year. The allocation is made to each such participant's account, pro rata, based on the participant's compensation for the year (but not in excess of $150,000 for the 1995 year).

     In 1995, under provisions of a line of credit, the ESOP had an outstanding loan of $363,000, the proceeds of which had been used to purchase the Company's stock. In November of 1995, the Board of Directors followed the recommendation of the Compensation Committee and agreed not to fund the ESOP for 1995. Shares purchased by the ESOP under the loan will not be allocated to the participants' accounts until the loan is paid off. Shares of Common Stock held by the ESOP will remain in the ESOP until the participants, for whose account such shares are held, terminate employment with the Company. The minor increase in shares for participants' accounts in 1995 was the result of a redistribution of ESOP shares, which was due to the separation of a participant who had not met the vesting requirements.

     If an ESOP participant is also a participant in the Company's defined benefit plans, limitations under the Internal Revenue Code apply to the combined benefits from the plans. To the extent the participant's combined benefits from the plans exceed these limits, benefits under the defined benefit plans will be reduced. The benefits that are not payable from the defined benefit plans because of the limitations will be provided through a supplemental benefit plan.

                          BOARD OF DIRECTORS

     The Company's Board of Directors had four regular meetings in the year 1995. Members of the Board who are not otherwise compensated by the Company, received a fee of $12,000 per year for their services in 1995, and, in addition, were compensated at a rate of $1,000 for each committee meeting held on a date other than a Board meeting date and each Board meeting in excess of five per year attended. Each incumbent director attended at least 75% of the meetings of the Board and committees of which he was a member.

                               COMMITTEES

     The Company has standing Executive, Audit, and Compensation
Committees, but no Nominating Committee, changes in the Board of Directors being considered by the whole Board.

     Executive Committee.  The members of the Executive Committee are
W. C. Killgallon, William C. Killgallon, and Martin L. Killgallon,II. The Executive Committee met four times in 1995. The Executive Committee has all of the authority of the Board of Directors (except for action relating to dividends, stock issuances, and certain fundamental corporate changes) between Board meetings.

     Audit Committee. The members of the Audit Committee are Neil H. Borden, Jr. and E. J. Wright. In 1995, this Committee met twice. The Committee advised on the appointment of independent auditors and consulted with management and with the Company's independent auditors with respect to the scope of the audit performed by such auditors, reviewed the audit report and management letter received from the independent auditors and management's response to the letter, reviewed the system of internal controls, reviewed performance of the Company personnel responsible for accounting matters, and discussed fees paid to the independent auditors.

     Compensation Committee. The members of the Compensation Committee are E. J. Wright and Neil H. Borden, Jr. In 1995, this Committee met once. This Committee reviews and recommends compensation of those employees drawing over $75,000 per year.


                         INDEPENDENT AUDITORS

     Ernst & Young LLP, who have been the Company's independent auditors since 1930, have been selected by the Board of Directors to be the independent auditors for the current year.

                          SHAREHOLDER PROPOSALS

     For inclusion in the Company's 1997 proxy statement, all shareholder proposals for consideration at the annual meeting of the shareholders of the Company to be held in 1997 must be received at the Company's executive offices by December 5, 1996. Such proposals must also comply with regulations of the Securities and Exchange Commission.


                              OTHER BUSINESS

     The management knows of no other business to be transacted, but if any other business does come before the meeting, the persons named as proxies will vote or act with respect to such business in accordance with their best judgement.


                                                 William C. Killgallon
Dated: April 10, 1996                            Chairman of the Board

     Listed below is the proxy card that is sent with the proxy to shareholders for voting purposes.

Front of proxy card

                 PROXY SOLICITED BY BOARD OF DIRECTORS

      THE OHIO ART COMPANY - MEETING OF SHAREHOLDERS - MAY 7, 1996

     The undersigned hereby appoints Frank L. Gallucci and P. R. McCusty, and each of them and each with power of substitution to vote the stock of the undersigned at the annual meeting of shareholders of THE OHIO ART COMPANY to be held May 7, 1996 or at any adjournment thereof, with all the powers the undersigned would possess if present. The proxies are instructed to vote as follows:

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR ITEM 1. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2.

               (Continued and to be signed and dated on the other side)

Back of proxy card

Please mark boxes    or X in blue or black ink.

1. ___ FOR ___ WITHHOLD AUTHORITY to elect, except as indicated, the three nominees listed below:
      Neil H. Borden, Jr. , William C. Killgallon, Wayne E. Shaffer

  Instructions: To withhold authority to vote for any nominee, write the nominee's name on this line:
_____________________________________________________________________

2. In their discretion on all other matters which may properly come before the meeting.

                               Please sign name(s) exactly as imprinted.
                               Executors, administrators, trustees, and others signing in a representative capacity should indicate the capacity in which they sign.

                               Dated: _________________________,1996

                               _____________________________________
                                            (Signature)

                               _____________________________________
                                            (Signature)

                 PLEASE DATE, SIGN, AND RETURN THIS PROXY